Exhibit 15.1

LETTER REGARDING UNAUDITED FINANCIAL INFORMATION OF DELOITTE & TOUCHE LLP

To the Board of Directors and Shareholders

UnitedHealth Group Incorporated

Minnetonka, Minnesota

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of UnitedHealth Group Incorporated and Subsidiaries for the three-month periods ended March 31, 2005 and 2004, and have issued our reports dated May 5, 2005, and for the six-month periods ended June 30, 2005 and 2004, and have issued our report dated August 5, 2005. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Report on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005, are being used in this Registration Statement regarding the acquisition of PacifiCare Health Systems, Inc.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

August 8, 2005